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                                                                      Exhibit 11



                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

                 Statement - computation of per share earnings

                Statement of Computations of Earnings per Share
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


                                           For the Three Months             For the Six Months
                                               Ended June 30                   Ended June 30
                                      -------------------------------   ----------------------------
                                          1997                1996           1997           1996
                                      -----------         -----------    -----------     -----------
 Net Earnings                         $ 3,715,000         $ 2,620,000    $ 6,910,000     $ 5,676,000
                                      ===========         ===========    ===========     ===========

Weighted average common
shares outstanding                     15,025,000          15,040,000     15,032,000      15,040,000
                                      ===========         ===========    ===========     ===========

Earnings per share of common stock    $       .25         $       .17    $       .46     $       .38
                                      ===========         ===========    ===========     ===========

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